EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NETWORK-1 SECURITY SOLUTIONS, INC.

Adopted in accordance with the provisions of Section 242
of the General Corporation Law of the State of Delaware

The undersigned, being a duly authorized officer of Network-1 Security Solutions, Inc.. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.           The name of the Corporation is Network-1 Security Solutions, Inc.

2.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending Article First thereof so that, as amended, said Article shall read in its entirety as follows:

ARTICLE FIRST

The name of the Corporation is Network-1 Technologies, Inc.

3.           That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

NETWORK-1 SECURITY SOLUTIONS, INC.

By: /s/ Corey M. Horowitz
       Corey M. Horowitz
       Chairman and Chief Executive Officer
Dated: October 9, 2013